Exhibit 99.1
Press Release Dated October 20, 2010

NEWS RELEASE
October 20, 2010

Farmers Capital Bank Corporation Announces Third Quarter Earnings
Continued Improvement in Nonperforming Loans

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ:  FFKT) (the “Company”) reported net income of $1.3 million or $.11 per common share for the quarter ended September 30, 2010 compared to net income of $2.8 million or $.32 per common share for the quarter ended June 30, 2010 and a net loss of $174 thousand or $.09 per common share for the quarter ended September 30, 2009. Net income for the nine months ended September 30, 2010 was $6.0 million or $.63 per common share compared to $2.3 million or $.13 per common share for the same nine month period of 2009.

Net interest income for the third quarter of 2010 decreased $650 thousand or 4.6% from the linked quarter, but increased $125 thousand or .9% compared to the third quarter a year ago. Net interest income for the nine months ended September 30, 2010 increased $210 thousand or .5% compared to the same nine months of 2009.  While the Company’s net interest income continues to benefit from a decrease in overall interest expense, primarily on deposits, further improvements in net interest income have been limited by lower rates and lower volume in the loan portfolio and by lower interest income from investment securities due to lower rates. The Company has elected to sell certain higher yielding available for sale investment securities at a gain during the year to bolster capital and offset losses in its lending portfolio and repossessed real estate.

Noninterest income has increased in each of the comparable periods due mainly to net gains on the sale of investment securities. The sale of investment securities have been strategically made to lock in some of the overall increase in value of the portfolio and to strengthen capital.  Multiple reinvestment scenarios were considered that would minimize the negative impact on the Company’s future net interest margin. Net gains on the sale of investment securities were $3.9 million and $8.9 million for the three and nine months ended September 30, 2010. This represents increases of $541 thousand or 16.1% in the current quarter compared to the linked quarter’s gain of $3.4 million, $3.9 million in the current quarter compared to the same quarter a year ago, and $6.8 million or 328% in the first nine months of 2010 compared to the same nine-month period a year ago.

The provision for loan losses increased $754 thousand or 13.7% in the linked quarter, but decreased $409 thousand or 6.1% in the current quarter compared to the same quarter a year ago and decreased $609 thousand or 4.3% in the nine-month comparison. Noninterest expenses increased $722 thousand or 4.7% in the linked quarter comparison, $628 thousand or 4.1% in the year-to-year quarterly comparison, and $1.1 million or 2.3% in the nine-month comparison. The overall increase in noninterest expenses in each of the comparable periods was mainly driven by higher expenses associated with repossessed real estate, which offset expense reductions in nearly all other line items. The increase in repossessed real estate expenses is mainly attributed to operating costs associated with these assets and writing down these properties to their estimated fair value less costs to sell due to continued weaknesses in property values. The Company has not been selling properties at deeply discounted prices.

Farmers Capital Bank Corporation   *   Page 1 of 6

Nonperforming assets have decreased for two consecutive quarters and were as follows for the periods indicated.

(In thousands)	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
Nonaccrual loans	$53,866	$59,370	$64,011	$56,630
Loans 90 days or more past due and still accruing	472	1,279	1,554	1,807
Restructured loans	37,395	38,220	42,325	17,911
Total nonperforming loans	91,733	98,869	107,890	76,348

Other real estate owned	29,022	27,562	26,686	31,232
Other foreclosed assets	59	39	12	38
Total nonperforming assets	$120,814	$126,470	$134,588	$107,618

Ratio of total nonperforming loans to total loans (net of unearned income)	7.5%	8.0%	8.6%	6.0%

The $5.7 million or 4.5% overall decrease in nonperforming assets in the linked quarter comparison is made up of declines in all categories of nonperforming loans partially offset by an increase in other real estate owned and foreclosed assets. This is similar to the changes in the June 30, 2010 reported amounts in relation to March 31, 2010. Nonaccrual loans decreased $5.5 million or 9.3% in the linked quarter, restructured loans decreased $825 thousand or 2.2%, and loans 90 days or more past due and still accruing decreased $807 thousand or 63.1%. Other real estate owned increased $1.5 million or 5.3% in the linked quarter comparison.

Net loan charge-offs were $4.3 million and $3.4 million in the current three months and linked quarter, respectively, an increase of $914 thousand or 27.2% in the comparison. Net charge-offs as a percentage of outstanding loans (net of unearned income) were .35% and .27% in the current and linked quarters, respectively. The allowance for loan losses was $27.8 million or 2.29% of loans outstanding (net of unearned income) at September 30, 2010. At June 30, 2010 and year-end 2009, the allowance for loan losses was $25.8 million or 2.09% of net loans outstanding and $23.4 million or 1.84% of net loans outstanding, respectively.

Third Quarter 2010 Compared to Second Quarter 2010

▪
The $1.6 million or $.21 per common share decrease in earnings for the third quarter of 2010 compared to the second quarter of 2010 was driven by higher expenses related to repossessed real estate of $1.1 million or 116% and an increase in the provision for loan losses of $754 thousand or 13.7%. Net repossessed real estate balances increased $1.5 million or 5.3% in the linked quarter.

▪
Net gains on the sale of investment securities were $3.9 million in the current quarter compared to $3.4 million in the linked quarter. Investment securities from the available for sale portfolio were sold at a gain to help offset the increase in the provision for loan losses and expenses related to repossessed real estate.

▪
Net interest income decreased $650 thousand or 4.6% in the linked quarter comparison. While interest expense declined $720 thousand or 7.8%, interest income declined $1.4 million or 5.8%. The decrease in interest income was the result of lower rates and lower volume in the loan portfolio and by lower interest income from investment securities due to lower rates.

▪
Net interest margin was 3.0% in the current quarter, a decrease of 12 basis points from 3.12% in the linked quarter. Net interest spread was 2.76%, a decrease of 15 basis points compared to 2.91%. The Company has strategically reduced many of its higher-rate deposit balances as part of its effort to improve net interest margin; however, interest income has decreased more than interest expense in the linked quarter comparison primarily as a result of recent sales at a gain from investment securities.

▪
Total noninterest expenses increased $722 thousand or 4.7% driven by higher costs associated with repossessed real estate of $1.1 million. All other net noninterest expense categories decreased $427 thousand or 3.0% in the linked quarter comparison. These decreases were distributed over a wide range of line items led by lower salaries and employee benefits of $119 thousand or 1.8%, a decrease in correspondent banking fees of $101 thousand or 46.1%, and a decrease in data processing and communications expenses of $96 thousand or 6.7%.

Farmers Capital Bank Corporation   *   Page 2 of 6

▪
Income tax expense decreased $85 thousand or 13.9% in the comparison. The effective income tax rate was 29.5% for the current quarter compared to 17.7% in the linked quarter. The effective tax rate has risen due to an increase in the taxable income component of pre-tax income. The tax-free components have remained relatively stable.

Third Quarter 2010 Compared to Third Quarter 2009

▪
Net income was $1.3 million or $.11 per common share for the quarter ended September 30, 2010 compared to a net loss of $174 thousand or $.09 per common share for the third quarter a year ago. The $1.4 million or $.20 per common share improvement was driven by an increase in net securities gains in the current quarter, which offset higher expenses of repossessed real estate properties.

▪
Net interest income was relatively flat, increasing $125 thousand or .9% in the quarterly comparison. Although interest expense declined $3.4 million or 28.6%, interest income declined $3.3 million or 12.9%. The decrease in interest income was the result of lower rates and lower volume in the loan portfolio and by lower interest income from investment securities due to lower rates.

▪
Net interest margin was 3.0% in the current quarter, an increase of 16 basis points from 2.84% in the third quarter a year ago. Net interest spread was 2.76%, an increase of 15 basis points compared to 2.61%.

▪
The provision for loan losses decreased $409 thousand or 6.1% in the current quarter compared to the same quarter a year earlier. The decrease in the provision for loan losses is attributed to a decline in loan volume and an improvement in nonperforming loans during the comparable quarters. Nonperforming loans decreased $7.1 million or 7.2% in the current quarter. In the third quarter a year ago, nonperforming loans moved upward $182 thousand.

▪
Noninterest income increased $3.8 million or 58.1% mainly due to a $3.9 million increase in net gains on the sale of investment securities. All other categories of noninterest income were relatively unchanged, decreasing $94 thousand or 1.4%.

▪
Total noninterest expenses increased $628 thousand or 4.1% driven by higher costs associated with repossessed real estate of $1.6 million. All other net noninterest expenses decreased $997 thousand or 6.7% as improvements were made in numerous areas. Significant decreases in noninterest expense categories include salaries and employee benefits of $766 thousand or 10.3%, equipment expenses of $135 thousand or 17.0%, and amortization of intangible assets of $129 thousand or 26.4%. Partially offsetting these lower noninterest expenses was an increase in deposit insurance expense of $373 thousand or 51.4%.

▪
Income tax expense was $525 thousand in the current quarter compared to a tax benefit of $1.7 million for the third quarter of 2009. The effective income tax rate was 29.5% in the current quarter. The effective tax rate has risen as a result of an increase in the taxable income component of pre-tax income. In the previous period, the tax-free components were larger than total pre-tax income.

Nine-month Comparison

▪
The $3.7 million or $.50 per common share increase in net income for the nine months ending September 30, 2010 compared to the first nine months of 2009 was driven mainly by higher net gains on the sale of investment securities.

▪
Net interest income was relatively flat, increasing $210 thousand or .5% in the nine-month comparison. Although interest expense declined $8.4 million or 23.4%, interest income declined $8.2 million or 10.7%. The decrease in interest income was the result of lower rates and lower volume in the loan portfolio and by lower interest income from investment securities due to lower rates.

▪
The provision for loan losses decreased $609 thousand or 4.3% in the current nine months compared to the same nine months a year earlier. The decrease in the provision for loan losses is attributed to a decline in loan volume and a lower rate of increase in nonperforming loans during the comparable nine month periods. Nonperforming loans increased $15.4 million or 20.2% in the current nine months. During the first nine months of 2009, nonperforming loans increased $19.0 million or 74.7%.

▪
Net interest margin was 3.02% for the first nine months of 2010, an increase of 11 basis points from 2.91% in the same period a year ago. Net interest spread was 2.81%, up 15 basis points compared to 2.66%.

Farmers Capital Bank Corporation   *   Page 3 of 6

▪
Noninterest income increased $6.6 million or 31.3% due primarily to a $6.8 million increase in net gains on the sale of investment securities. Significant other favorable increases included allotment processing fees of $173 thousand or 4.3% and non-deposit service charges of $147 thousand or 4.4%. Decreases in noninterest income line items include trust income of $181 thousand or 12.6%, income from company-owned life insurance of $165 thousand or 17.0%, and net gains on the sale of mortgage loans of $137 thousand or 14.9%.

▪
Improvements continue to be made in a significant number of noninterest expense categories; however, overall noninterest expenses increased $1.1 million or 2.3% due mainly to a $3.9 million increase in expenses related to foreclosed real estate. Decreases in noninterest expense categories include salaries and employee benefits of $1.8 million or 8.0%, amortization of intangible assets of $386 thousand or 26.4%, equipment expense of $348 thousand or 15.0%, and occupancy expense of $300 thousand or 7.6%.

▪
Income tax expense was $1.7 million for the first nine months of 2010 with an effective income tax rate of 22.0%. Income previously classified as tax-free from company-owned life insurance became taxable when certain of the policies were surrendered in the current year. For the first nine months of 2009, the Company recorded an income tax benefit of $951 thousand that was a result of an increase in tax-exempt investments in 2009 as well as lower expected annual pre-tax income for 2009. The effective tax rate fluctuates as a result of changes in the taxable income component of pre-tax income.

Balance Sheet

▪
Total assets were $2.0 billion at September 30, 2010, a decrease of $68.9 million or 3.3% from June 30, 2010. The net decrease in total assets is attributed mainly to decreases in investment securities of $29.2 million or 5.5%, loans (net of unearned income) of $22.7 million or 1.8%, and cash and cash equivalents of $9.5 million or 4.9%.

▪
The decrease in cash and cash equivalents represents an overall lower net funding position for the Company and, along with a decrease in net loans and investment securities, is reflective of management’s broad strategy of realigning the balance sheet.

▪
Net deposits decreased $60.6 million or 4.0% in the linked quarter comparison. Interest bearing deposits decreased $59.3 million or 4.5% and noninterest bearing deposit balances decreased $1.4 million or .7%. The Company has strategically reduced many of its higher-rate deposit balances as part of its effort to improve net interest margin, overall profitability, and the capital position.

▪
Nonperforming loans were $91.7 million at September 30, 2010, a decrease of $7.1 million or 7.2% compared to $99.0 million at June 30, 2010. As disclosed above, improvements were made in all categories of nonperforming loans as follows: nonaccrual loans decreased $5.5 million or 9.3%, restructured loans decreased $825 thousand or 2.2%, and loans 90 days or more past due and still accruing interest decreased $807 thousand or 63.1%.

▪	The allowance for loan losses was 2.29% of loans outstanding (net of unearned income) at September 30, 2010, an increase of 20 basis points compared to 2.09% at June 30, 2010.
▪
On a consolidated basis, the Company’s regulatory capital levels remains in excess of “well-capitalized” as defined by its regulators. At the subsidiary bank level, the Company continues to work with its regulatory agencies to ensure that capital requirements are met as outlined in the agreements to which they are subject.

Dividend Status

Under an agreement with its banking regulatory authorities entered into last fall, the Company has agreed not to pay dividends on its common or preferred stock (or to make interest payments on its trust preferred securities) without the prior approval of the Federal Reserve Bank of St. Louis (“Federal Reserve”) and the Kentucky Department of Financial Institutions (“KDFI”).  Representatives of the Federal Reserve and KDFI have indicated that any such approval for the payment of dividends will be predicated on a demonstration of adequate, normalized earnings on the part of the Company’s subsidiaries sufficient to support quarterly payments on the Company’s trust preferred securities and quarterly dividends on the Company’s common and preferred stock.  While both regulatory agencies have granted approval of the Company’s request to make interest payments on its trust preferred securities and dividends on its preferred stock this quarter, the Company did not (based on the assessment by Company management of both the Company’s capital position and the earnings of its subsidiaries) seek regulatory approval for the payment of common stock dividends.  Moreover, the Company will not pay any such dividends on its common stock in any subsequent

Farmers Capital Bank Corporation   *   Page 4 of 6

quarter until the regulator’s assessment of the earnings of the Company’s subsidiaries, and the Company’s assessment of its capital position, both yield the conclusion that the payment of a Company common stock dividend is warranted.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.  For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation   *   Page 5 of 6

Consolidated Financial Highlights-Unaudited
(In thousands except per share data)
	Three Months Ended			Nine Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Interest income	$22,105	$23,475	$25,381	$68,962	$77,189
Interest expense	8,478	9,198	11,879	27,608	36,045
Net interest income	13,627	14,277	13,502	41,354	41,144
Provision for loan losses	6,244	5,490	6,653	13,660	14,269
Net interest income after provision for loan losses	7,383	8,787	6,849	27,694	26,875
Noninterest income	10,324	9,869	6,528	27,683	21,078
Noninterest expenses	15,927	15,205	15,299	47,629	46,574
Income (loss) before income tax expense	1,780	3,451	(1,922)	7,748	1,379
Income tax expense (benefit)	525	610	(1,748)	1,707	(951)
Net income (loss)	$1,255	$2,841	$(174)	$6,041	$2,330

Net income (loss)	$1,255	$2,841	$(174)	$6,041	$2,330
Preferred stock dividends and discount accretion	(469)	(466)	(462)	(1,401)	(1,338)
Net income (loss) available to common shareholders	$786	$2,375	$(636)	$4,640	$992

Per common share
Basic and diluted net income (loss)	$.11	$.32	$(.09)	$.63	$.13
Cash dividend declared	N/A	N/A	.25	N/A	.75

Averages
Loans, net of unearned interest	$1,228,797	$1,250,667	$1,304,705	$1,247,796	$1,313,182
Total assets	2,067,920	2,149,940	2,268,342	2,134,813	2,254,206
Deposits	1,500,978	1,584,156	1,639,363	1,574,391	1,622,077
Shareholders’ equity	154,368	151,808	196,719	152,123	196,627

Weighted average common shares outstanding – basic and diluted	7,393	7,384	7,367	7,385	7,363

Return on average assets	.24%	.53%	(.03)%	.38%	.14%
Return on average equity	3.23%	7.51%	(.35)%	5.31%	1.58%

	September 30, 2010	June 30, 2010	December 31, 2009
Cash and cash equivalents	$185,705	$195,230	$218,336
Investment securities	506,998	536,235	548,848
Loans, net of allowance of $27,794, $25,824, and $23,364	1,187,442	1,212,109	1,248,578
Other assets	143,732	149,163	155,800
Total assets	$2,023,877	$2,092,737	$2,171,562

Deposits	$1,463,252	$1,523,898	$1,633,433
Federal funds purchased and other short-term borrowings	76,848	76,967	47,215
Other borrowings	307,376	311,544	316,932
Other liabilities	25,461	27,234	26,755
Total liabilities	1,872,937	1,939,643	2,024,335

Shareholders’ equity	150,940	153,094	147,227
Total liabilities and shareholders’ equity	$2,023,877	$2,092,737	$2,171,562

End of period book value per common share1	$16.52	$16.85	$16.11
End of period tangible book value per common share2	15.99	16.27	15.44
End of period common share value	4.95	5.05	10.22
End of period dividend yield on common shares3	N/A	N/A	3.91%

1Represents total common equity divided by the number of common shares outstanding at the end of the period.
2Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.
3Represents annualized common dividend declared divided by the end of period common share value.

Farmers Capital Bank Corporation   *   Page 6 of 6